Exhibit 99.1

For Immediate Release

Tuesday, December 24, 2002, 10:00 a.m. Eastern Time

Contact:	Anthony D. Borzillo
Holiday RV Superstores
954.522.9903

Source: Holiday RV Superstores

Holiday RV Receives Nasdaq Delisting Notice;
Requests Hearing to Appeal

LINCOLNSHIRE, IL, December 24, 2002 – Holiday RV Superstores, Inc. (Nasdaq: RVEE) announced today that it has received a Staff Determination from the Listing Qualifications unit of the Nasdaq Stock Market that its common stock is subject to delisting, pending the outcome of the hearing described below. The delisting determination was based on the failure of the Company to comply with (i) the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and (ii) the minimum $1,000,000 market value of publicly held common shares for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(7). The Company has requested an oral hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff determination and seek continued listing. When Nasdaq receives the hearing request, the delisting of the common stock will be automatically stayed pending the outcome of the hearing. The common stock of the Company will continue to trade on the Nasdaq SmallCap Market under the symbol “RVEE”, pending the outcome of these proceedings.

     While there can be no assurance that the Listing Qualifications Panel will grant the Company’s request for continued listing, the Company is in the process of restructuring its balance sheet to regain compliance with the minimum stockholders’ equity requirement as well as the minimum market value of publicly held shares requirement.

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Corporate Headquarters
100 Tri-State International Drive, Suite 115 * Lincolnshire, Illinois 60069
Telephone: (847) 948-1684 * Facsimile (847) 948-1687

About Recreation USA

Recreation USA operates retail stores in Florida, Kentucky, New Mexico, South Carolina, and West Virginia. Recreation USA, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than-expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.

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Corporate Headquarters
100 Tri-State International Drive, Suite 115 * Lincolnshire, Illinois 60069
Telephone: (847) 948-1684 * Facsimile (847) 948-1687

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